Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement of Sable Offshore Corp. (f/k/a Flame Acquisition Corp.) on Form S-1 of our report dated March 28, 2024, which includes an explanatory paragraph as to Sable Offshore Corp.’s (f/k/a Flame Acquisition Corp.) ability to continue as a going concern, with respect to our audits of the financial statements of Sable Offshore Corp. (f/k/a Flame Acquisition Corp.) as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on February 14, 2024, effective on March 28, 2024, following the filing of the Sable Offshore Corp. (f/k/a Flame Acquisition Corp.) annual report on Form 10-K for the year ended December 31, 2023, which consists only of the accounts of the pre-Business Combination special purpose acquisition company, Flame Acquisition Corp., accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

October 11, 2024